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                                                                  EXHIBIT 10-F-7


                              EMPLOYMENT AGREEMENT
                              --------------------


     This Agreement entered into as of the 8th day of March, 1993, by and between HARTMARX CORPORATION, a Delaware corporation ("Hartmarx"), and WALLACE
L. RUECKEL ("Executive"),

                                WITNESSETH THAT:
                                ----------------

     WHEREAS, the parties hereto desire to enter into this Agreement pertaining to the terms of Executive's employment by Hartmarx; and

     WHEREAS, upon the execution of this Agreement by Hartmarx and Executive the terms and conditions of this Agreement shall control and govern the employment relationship between Hartmarx and Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties hereto as follows:

     1. Employment Period. Hartmarx hereby employs Executive and Executive hereby agrees to remain in the employ of Hartmarx for a two-consecutive-year term beginning on January 1, 1993, and continuing in effect through December 31, 1994. This Agreement

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shall automatically be extended for a two-consecutive-year term beginning on
January 1, 1995, and continuing in effect through December 31, 1996 (including the initial two-year period, the "Agreement Period"), unless notice to cancel is delivered by either party hereto prior to July 1, 1994. While Executive is employed by Hartmarx during the Agreement Period, Hartmarx shall use its best efforts to have the Board of Directors elect Executive to the office(s) of Executive Vice President and Chief Financial Officer of Hartmarx.

     2. Performance of Duties. While he is employed by Hartmarx Executive agrees that he shall devote his best efforts and full business time exclusively to the business affairs of Hartmarx and its subsidiaries and shall perform his duties faithfully and efficiently, subject to the direction of the Hartmarx Board of Directors; provided, however, that Executive may become a director of other corporations and engage in charitable, civic, professional and other similar pursuits to the extent that such activities do not interfere with his devoting his best efforts to his duties to Hartmarx.

     3. Compensation. Subject to the terms and provisions of this Agreement, during the Agreement Period, Executive shall be compensated for his services by Hartmarx as follows:

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          (a)  Executive's annual base salary shall not be less than his annual base salary as of the date hereof (i.e., $200,000) and shall be payable semi-monthly or more frequently, in arrears, subject to all normal deductions and withholdings. Such annual base salary may be increased at the discretion of the Compensation and Stock Option Committee of the Hartmarx Board of Directors (the "Committee").
          (b) Executive shall be entitled to a bonus in accordance with the terms and conditions of the Hartmarx Management Incentive Plan (the "MIP") and/or any successor plan.
          (c) Executive shall be a participant in the Hartmarx Long Term Incentive Plan (the "LTI Plan") for such period of time as it may be in effect and in any successor to that plan.

     4. Participation in Benefit Plans. The payments and participation provided in Paragraph 3 hereof are in addition to any benefits to which Executive shall be, or may become, entitled under any group hospitalization, health, dental care, vacation or sick-leave plan, salary continuance or disability plan, life or other insurance or death benefit plan, travel or accident insurance arrangement, auto and/or liability insurance plan, auto lease arrangement, or executive contingent compensation plan, including, without limitation, any capital accumulation and termination pay

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programs, restricted or stock purchase plan, retirement income or pension plan, or other present or future group employee benefit plan or program of Hartmarx which key executives are or shall become eligible; and Executive shall be eligible to receive during the Agreement Period, all benefits and emoluments for which key executives are eligible under every such plan, program or arrangement of Hartmarx, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions hereof (all of such benefits and emoluments being hereinafter referred to as "Fringe Benefits").

     5. Noncompete and Confidentiality. Provided Hartmarx is not in default hereunder, Executive shall not, during the Agreement Period:

          (a) engage in any competitive activities, unless Executive is discharged or resigns due to the occurrence of any of the events set forth in Paragraph 7 hereof;

          (b) disparage, discredit or otherwise publicly criticize Hartmarx or any subsidiary thereof; or

          (c) engage in any act, directly or indirectly, for purposes of disparaging, ridiculing or bringing scorn upon Hartmarx, any subsidiary thereof, or any of their respective officers, directors, businesses, tradenames or trademarks.

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For the purpose of this Paragraph 5, the term "competitive activities" shall mean engaging directly or indirectly, anywhere, in any business or activity, whether as an individual, partner or employee, or as an officer, director or stockholder of a corporation which substantially competes with the business or activities of Hartmarx or any of its subsidiaries; provided, that shareholdings aggregating less than 5% of the outstanding shares of any publicly held company shall not constitute "competitive activities."

     During and after the Agreement Period, Executive will not divulge or appropriate to his own use or to the use of others or maliciously divulge any trade or confidential or proprietary information pertaining to the business of Hartmarx or of any of its subsidiaries.

     Executive acknowledges that Hartmarx would be irreparably injured by a violation of the provisions of this Paragraph 5 and agrees that Hartmarx shall be entitled to an injunction restraining Executive from any actual or threatened breach of this Paragraph 5 and to any other appropriate equitable remedy without any bond or other security being required.

     6. Discharge. If Executive is discharged by Hartmarx other than for "Cause" (as hereinafter defined), or resigns due to the occurrence of any of the events set forth in Paragraph 7 hereof:

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     (a)  Executive shall be entitled to receive from Hartmarx (provided
          Executive shall not be in breach of any provision of this Agreement applicable to him after such discharge or resignation):

          (i) The then applicable salary provided for in Paragraph 3(a) hereof for a period of twenty-four (24) consecutive months, payable semi-monthly or more frequently, in arrears, commencing on the date Executive's employment with Hartmarx is terminated.

         (ii) The balance, if any, as of the date Executive's employment with Hartmarx is terminated, of Executive's deferred compensation account under any deferred compensation agreement between Executive and Hartmarx.

         (iii) An amount equal to the sum of (A) any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to Executive under the MIP for any fiscal year ending prior to the year in which Executive's employment with Hartmarx is terminated; plus (B) any amount payable under the MIP (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) for the year in which Executive's employment with Hartmarx is terminated calculated based on the

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               assumption that Hartmarx' actual results from the beginning of such year to the date of termination (expressed as a percentage of achievement of projected or budgeted results for the same period) would continue at the same rate until the end of the year in which Executive's employment with Hartmarx is terminated, plus
               (C) an amount equal to the bonus compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) which would be payable under the MIP for the year in which Executive's employment is terminated calculated based on the assumption that Hartmarx achieves its "Step-1" target level (as defined in the MIP) for such year; plus
               (D) an additional amount equal to the amount calculated in (C) above in the event of the termination of Executive's employment after a Change in Control (as defined herein). The amounts set forth in item (B), (C) and (D) above shall be payable to Executive regardless of whether Hartmarx actually achieves the performance levels upon which the calculation of such amounts are based.

          (iv) An amount equal to the sum of (A) any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or

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               awarded to Executive under the LTI Plan for any fiscal year ending prior to such date of termination; plus (B) a pro rata portion of the aggregate value of all contingent incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) awards to Executive for all uncompleted periods under the LTI Plan, to the extent covered under the performance goals for the performance period(s) in which such date of termination occurs; plus (C) the aggregate value of all incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) awards which would have been payable to Executive under the LTI Plan for such performance period(s), calculated based on the assumption that Hartmarx' results from the beginning of such performance period(s) to the date of termination would continue at the same rate until the originally intended completion date(s) of such performance period(s). The amount set forth in item (C) above shall be payable to Executive regardless of whether Hartmarx actually achieves the performance level upon which the calculation of such amount is based.

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          (v)  All Fringe Benefits (other than group medical/dental insurance)
               for a period of twenty-four (24) consecutive months (or thirty-six (36) months in the event of the termination of Executive's employment after a Change in Control), commencing on the date Executive's employment with Hartmarx is terminated; plus (subject to Executive's continued payment of his share of any premium with respect thereof) group medical/dental insurance coverage equivalent to that provided at the time Executive's employment with Hartmarx is terminated, until the earlier of (A) the date twenty-four (24) months (or thirty-six (36) months in the event of the termination of Executive's employment after a Change in Control) after the date Executive's employment with Hartmarx is terminated, or (B) the date covered medical/dental benefits for Executive and Executive's dependents are payable under any comparable medical insurance policy furnished to Executive by a subsequent employer. Following the expiration of the twenty-four or thirty-six month period (whichever is applicable) described in the preceding sentence, Executive shall be permitted to participate in any medical (including dental and vision) plans maintained by Hartmarx in which he was

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               participating immediately prior to his termination of employment
               (if permitted under the terms of and/or policies governing such plans and by applicable law) at his own cost (i.e., without Hartmarx subsidization) until the earlier of his sixty-fifth
               (65th) birthday or the commencement of his employment (by other than Hartmarx). Nothing herein shall be deemed to limit Executive's rights, if any, to thereafter participate in any retiree medical plan then in effect.

          The payments, if any, due in respect of items (ii), (iii) and (iv) above shall be made not later than five (5) days after the date Executive's employment with Hartmarx is terminated.

     (b) In addition to Executive's entitlement to receive the aforesaid payments and Fringe Benefits:

          (i) All stock options (whether or not then fully exercisable) granted to Executive under any of Hartmarx's stock option plans prior to the date Executive's employment with Hartmarx is terminated shall become immediately exercisable and Executive shall be entitled to exercise any or all of such options at any time prior to the respective

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               expiration dates of such options (as set forth in the grant document evidencing same);

          (ii) All restricted stock granted to Executive prior to the date Executive's employment with Hartmarx is terminated (and all restricted stock to be awarded pursuant to Paragraph 6 hereof) shall become fully vested and all restrictions thereon shall lapse; and

         (iii) The number of full and partial calendar months between the date Executive's employment with Hartmarx is terminated and the date that all payments due Executive pursuant to Paragraph 6(a)(i) hereof are made (but not less than twenty-four (24) months, or, in the event of the termination of Executive's employment after a Change in Control, thirty-six (36) months) shall be counted in determining the number of Executive's Years of Service for benefit accrual purposes under the Hartmarx Retirement Income Plan (RIP). In addition, any supplemental annual retirement benefit theretofore authorized to be paid to Executive due to ERISA limitations (SERP) shall be payable to Executive in the form of a single life annuity, monthly, at the same times and for the same duration as Executive's benefit payments from RIP. In the event Executive shall elect to receive

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               payment of his RIP benefits in the form of a joint and survivor annuity, said supplemental annual benefit shall be paid in the same form, and the amount of such annual income payable to Executive and to his surviving spouse shall be adjusted so that the value of such supplemental benefit is the actuarial equivalent of the benefit which would otherwise be payable if paid in the form of a single life annuity. Notwithstanding the foregoing, in the event that Hartmarx thereafter elects to pay a SERP benefit payable to any chief executive officer of Hartmarx in the form of a discounted lump sum payment, Executive shall have the option to receive his SERP benefit paid in a similar manner.

     For all purposes of this Agreement, the term "Cause" shall include any material breach of this Agreement by Executive and/or any action or failure to act on the part of Executive involving material malfeasance, nonfeasance (not due to disability) or gross negligence having a material adverse effect on Hartmarx.

     7. Resignation for Good Reason. Executive may treat any of the following events as a termination of his employment by Hartmarx without Cause, with the consequences provided in Paragraph 6 hereof:

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          (a)  without Cause (as defined in Paragraph 6 hereof), the Board of
               Directors of Hartmarx determines not to elect Executive to the office(s) stated in Paragraph 1 hereof;

          (b)  [intentionally omitted]

          (c) the provisions of Hartmarx' bylaws describing, or the relative duties and responsibilities of, the office of Executive Vice President or Chief Financial Officer are changed without Executive's consent;

          (d) the assignment to Executive of any duties inconsistent with Executive's status as Executive Vice President and Chief Financial Officer of Hartmarx or a substantial adverse alteration in the nature or status of Executive's responsibilities;

          (e) any reduction by Hartmarx in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of Hartmarx;

          (f) the failure by Hartmarx, without Executive's consent, to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation

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               program of Hartmarx, within seven (7) days of the date such compensation is due; or

          (g) the failure by Hartmarx to continue to provide Executive with Fringe Benefits substantially similar to those enjoyed by Executive under any of Hartmarx' pension, life insurance, medical, health and accident, or disability plans in which Executive was participating as of the date hereof; the taking of any action by Hartmarx which would directly or indirectly materially reduce or deprive Executive of any material Fringe Benefit enjoyed by Executive or any beneficiary of Executive as of the date hereof or to which Executive is entitled pursuant to this Agreement; the failure by Hartmarx to calculate Executive's annual bonus compensation, if any, using at least the valuation and number of accountability points used to determine the bonus opportunity in any previous year during the Agreement Period for any corporate officer position held by Executive; or the failure by Hartmarx to provide Executive with the number of paid vacation days to which Executive may then be entitled on the basis of years of service with Hartmarx in accordance with Hartmarx' normal vacation policy in effect as of the date hereof; except (as to all of the foregoing) for changes (including termination)

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               in such benefits and/or policies similarly affecting all
               executives of Hartmarx; or

          (h) the cancellation of, or failure to renew, this Agreement by Hartmarx pursuant to Paragraph 1 hereof.

     Executive's right to treat any of the foregoing events as a termination of his employment shall be exercised by notice given to Hartmarx after the occurrence of such event.

     8. Change in Control. Hartmarx further agrees to pay the severance benefit described in this Paragraph 8 (the "Severance Payment") in the event of Executive's termination of employment at any time during the twenty-four (24) month period next following a Change in Control for any reason other than (i) Executive's death, disability or retirement; (ii) by Hartmarx for Cause; or
(iii) by Executive for other than the occurrence of any of the events set forth in Paragraph 7 hereof.

     The Severance Payment shall be a lump sum payment equal to three (3) times the annual base salary payable to Executive pursuant to Paragraph 3 hereof as of the date Executive's employment with Hartmarx is terminated and shall be paid to Executive, in lieu of any amounts otherwise payable under Paragraph 6(a)(i) hereof, not later than five (5) days after the date Executive's employment with Hartmarx is terminated. Executive

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shall also continue to be entitled to all other payments, Fringe Benefits and entitlements set forth in Paragraphs 6(a)(ii)-(v) and Paragraphs 6(b)(i)-(iii) hereof in accordance with the provisions of said Paragraphs.

     A Change in Control shall be deemed to have occurred during the Agreement Period if:

          (a) any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of Hartmarx, is or becomes the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of Hartmarx representing 25% or more of the combined voting power of Hartmarx' then outstanding securities; or

          (b) during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Hartmarx ("Board") and any new director whose election by the Board or nomination for election by the stockholders of Hartmarx was approved by a vote of at least two-thirds (2/3) of the directors who

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               were directors at the beginning of the period, cease for any reason to constitute a majority thereof; or

          (c) the business of Hartmarx is disposed of pursuant to a partial or complete liquidation of Hartmarx, a sale of all or substantially all of its assets (including stock of its subsidiaries), or otherwise.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise) and which is directly or indirectly attributable to a public announcement by Executive (or others acting in concert with Grantee) of an intention to take actions which, if consummated, would constitute such Management Change in Control.

     Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive in connection with the termination of the Executive's employment after a Change in Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with

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Hartmarx, any person whose actions result in a Change in Control or any person affiliated with Hartmarx or such person, all such payments and benefits, including the Severance Payment, being hereinafter called "Total Payments") would be subject, in whole or part, to any excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), provided, however, that there shall be no reduction to the Severance Payment unless (A) the net amount of such Total Payments, as so reduced, and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction, but after deduction of the net amount of federal, state and local income tax on such Total Payments, over (ii) the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date Executive's employment with Hartmarx is terminated shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Executive does not

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constitute a "parachute payment" within the meaning of section 280G(b)(2) of the
Code, (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Executive in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment of the Severance Payment as provided in Paragraph 8 hereof, Hartmarx shall provide the Executive with its calculation of the amounts referred to in this paragraph and such supporting materials as are reasonably necessary for the Executive to evaluate Hartmarx' calculations. If the Executive objects to Hartmarx' calculations, Hartmarx shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the Executive receiving the greater of clauses (A) and (B) of this paragraph.

     9. Amendment. This Agreement may be amended in writing by mutual agreement of the parties without the consent of any other person and, during the life of Executive, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

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     10.  Notice.  Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing and, if sent by registered mail, to Hartmarx at its principal executive offices, to the attention of its General Counsel, or to Executive at the last address filed by him in writing with the Committee, as the case may be.

     11. Nonalienation. The interests of Executive under this Agreement are not subject to the claims of his creditors, other than Hartmarx and its subsidiaries, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

     12. Successors. This Agreement shall be binding upon, and inure to the benefit of, Hartmarx and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Hartmarx's assets and business.

     13. Prior Agreements. This Agreement cancels any agreements entered into between the parties hereto prior to the day and year first above written.

     14. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law

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continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     15. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

     16. Counterparts. The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

     17. Attorney's Fees. Hartmarx will pay or reimburse Executive for all legal fees and expenses incurred to obtain any benefit (including but not limited to the Severance Payment) to be provided to Executive pursuant to this Agreement.

     18. Beneficiaries. If Executive should die while any amount is payable to him hereunder, such amount shall be paid to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

     19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by

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arbitration, conducted before a panel of three arbitrators in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Hartmarx and the Executive shall each be entitled to select one arbitrator, with the two selected arbitrators choosing the third arbitrator. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The expense of such arbitration shall be borne by Hartmarx.

     20. Mitigation. In no event shall the payments to be made and the benefits to be provided by Hartmarx under this Agreement be reduced by Executive's receipt of any compensation or benefits from other employment following the termination of Executive's employment with Hartmarx.

     IN WITNESS WHEREOF, Executive has hereunto set his hand, and Hartmarx has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                              ___________________________________
                                    Wallace L. Rueckel



Attest:                             HARTMARX CORPORATION

_______________________             By:___________________________
     Its Secretary                  Its:__________________________

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                                                                  a:emplyagt.wlr
                                                                DRAFT #4 2/19/93

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